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Exhibit 10.4

April 2, 2001

Jay Scott

    Re: Employment with rStar Corporation

Dear Jay:

    This letter shall serve to confirm the agreement we reached in connection with your continued employment with rStar Corporation (the "Company") as its Chief Operating Officer. In that position, you will continue to report to the Chief Executive Officer of the Company.

    As Chief Operating Officer, an exempt position, you will continue to receive a base salary of $17,500 per month, which will be paid in accordance with the Company's normal payroll procedures ("Annual Base Salary"). You will also be eligible to participate in an executive incentive program for the 2001 calendar year, with a bonus payable upon the meeting of specific performance objectives mutually agreed upon by you and the Company. The maximum sum payable to you under the 2001 executive incentive program shall be 30% of your Annual Base Salary.

    In the event the Company terminates your employment with Cause (as defined below), you will not be entitled to receive any compensation or benefits of any type following the effective date of the termination for Cause.

    In the event (a) you are terminated by the Company without Cause, or (b) you voluntarily terminate your employment for Good Reason (as defined below) within twelve (12) months following a Change of Control (as defined below), then you shall be entitled to receive: (x) a lump sum cash severance payment in an amount equal to fifty percent (50%) of your Annual Base Salary then in effect, subject to applicable withholdings in accordance with the Company's normal payroll practices; (y) one hundred percent (100%) of the executive incentive bonus that could be earned in that year, and (z) health insurance benefits at the same level of coverage as was provided to you immediately prior to the termination without Cause or the termination for Good Reason ("Health Care Coverage") by electing Federal COBRA continuation coverage, or similar coverage required under state law (collectively, "COBRA"), in which event the Company shall pay one hundred percent (100%) of your Health Care Coverage premiums and those of your dependents under COBRA for six (6) full months following the month in which you were terminated without Cause or you voluntarily terminated your employment for Good Reason.

    For purposes of this letter, the following terms shall be defined as follows:

    (a) "Cause" is defined as: (i) a material act of dishonesty made by you in connection with your responsibilities as an executive officer of the Company; (ii) conviction of, or plea of nolo contendere to, a felony, or a crime involving moral turpitude; (iii) your gross misconduct in connection with your duties as an executive officer of the Company; or (iv) continued substantial violations of your employment duties after (A) you have received a written demand for performance from the Company's Board of Directors that specifically sets forth the factual basis for the Board's belief that you have not substantially performed your duties, and (B) following a reasonable opportunity, not to be less than thirty (30) days, for you to cure any substantial failure of performance of your duties.

    (b) "Change of Control" of the Company is defined as; (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 51% of the total voting power represented by the

Company's then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders or the Board of the Company; or (iii) the date on which the stockholders or the Board of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

    (c) "Good Reason" shall mean your voluntary resignation from the Company within ninety (90) days after the occurrence of any of the following; (i) without your express written consent, a material reduction of the duties, title, authority or responsibilities, relative to your duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, title, authority or responsibilities; (ii) a reduction by the Company in your annual Base Salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which you were entitled immediately prior to such reduction, with the result that your overall benefits package is materially reduced; (iv) your relocation to a facility or a location more than forty (40) miles from your residence at the time of the relocation without your express written consent; or (v) the failure of the Company to obtain the assumption of this agreement by any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

    The terms of this agreement may not be modified or amended except by a written agreement executed by you and an executive officer of the Company, and shall, together with the Confidential Information, Invention Assignment and Terms of Employment Agreement and such other written agreements you and the Company may enter in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment.

    In order to indicate your assent to this agreement, please sign this letter and return it to me at your earliest convenience.

Very truly yours,

RSTAR CORPORATION

/s/ Lance Mortensen

Lance Mortensen
 Chief Executive Officer and President

Agreed and Accepted:

/s/ Jay Scott

Jay Scott

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  Exhibit 10.4